Registration No. 333-______

     As filed with the Securities and Exchange Commission on June 9, 2003

______________________________________________________________________________

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM S-8

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                               __________________

                          THE ZIEGLER COMPANIES, INC.

            (Exact name of registrant as specified in its charter)

              WISCONSIN                                   39-1148883
    (State or other jurisdiction of                    (I.R.S. Employer
    incorporation or organization)                    Identification No.)

      250 EAST WISCONSIN AVENUE
             SUITE 2000
        MILWAUKEE, WISCONSIN                                 53202
(Address of Principal Executive Offices)                   (Zip Code)
                               _________________


THE ZIEGLER COMPANIES, INC.                        THE ZIEGLER COMPANIES, INC.
    MANDATORY DEFERRED                                 VOLUNTARY DEFERRED
        BONUS PLAN                                         BONUS PLAN
                          (Full title of the plans)
                               _________________


              S. CHARLES O'MEARA, ESQ.                        Copy to:
Senior Vice President, Secretary and General Counsel  CONRAD G. GOODKIND, ESQ.
            The Ziegler Companies, Inc.                WALTER J. SKIPPER, ESQ.
     250 East Wisconsin Avenue, Suite 2000               Quarles & Brady LLP
            Milwaukee, Wisconsin 53202               411 East Wisconsin Avenue
                                                    Milwaukee, Wisconsin 53202

                    (Name and address of agent for service)

                                (414) 277-4400
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

                                       Proposed        Proposed
  Title of                             Maximum         Maximum
 Securities          Amount to be   Offering Price    Aggregate     Registration
to be Registered      Registered      Per Share     Offering Price       Fee

Common Stock,
par value         100,000 shares(1)       (2)        $1,550,000(2)     $125.40
$1.00 per share

(1) The number of shares to be issued under the plans covered by this registration statement are as follows:

      The Ziegler Companies, Inc. Mandatory Bonus Plan       50,000 shares

      The Ziegler Companies, Inc. Voluntary Bonus Plan       50,000 shares

      Total                                                 100,000 shares

      In addition, the Mandatory Deferred Bonus Plan, as amended (the "Mandatory Bonus Plan"), and the Voluntary Deferred Bonus Plan, as amended (the "Voluntary Bonus Plan") (collectively, the "Plans"), provide for adjustment of the number of shares issuable thereunder in the event of stock splits, stock dividends or other changes affecting the Registrant's Common Stock. Pursuant to Rule 416(c), this Registration Statement therefore covers, in addition to the above stated 100,000 shares, an indeterminate number of shares that may become subject to the Plans by means of any such adjustment.

(2) Pursuant to Rule 457(h), estimated solely for the purpose of calculating the registration fee, at the statutory rate of $80.90 per million of the aggregate offering price, based upon the average of the high and low sales prices of the Registrant's Common Stock on the American Stock Exchange on June 5, 2003.

______________________________________________________________________________

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


        Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to participants of the Plans as specified by Rule 428(b)(1) under the Securities Act of 1933.

                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by The Ziegler Companies, Inc. (the "Registrant") (Commission File No. 1-10854) with the Securities and Exchange Commission (the "Commission") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), are incorporated herein by reference:

        * The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002;
        * The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003; and
        * the description of the Registrant's Common Stock contained in its Registration Statement on Form 8-A, filed as of April 25, 1972 (filed pursuant to Section 12(g) of the 1934 Act, as amended by Form 8 dated November 15, 1990 relating to the description of the Registrant's securities), and any amendments or reports filed for the purpose of updating such description, which description of the Registrant's Common Stock is further amended by the new Articles of Incorporation previously filed as Exhibit C to the Registrant's Proxy Statement dated March 8, 1993.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

        In May 2002, The Ziegler Companies, Inc. announced that the Board of Directors ended the engagement of Arthur Andersen LLP as the Registrant's independent public accountants. The Registrant subsequently engaged KPMG LLP to serve as the Registrant's independent auditors for the fiscal year ended December 31, 2002. For more information, see the Registrant's current reports on Form 8-K, dated May 31, 2002 and July 24, 2002, respectively.

        The Registrant's Form 10-K for the fiscal year ended December 31, 2002, which is incorporated by reference into this Registration Statement, contains consolidated financial statements for fiscal years ended December 31, 2000, and December 31, 2001, that were audited by Arthur Andersen LLP. After reasonable efforts, and because of Arthur Anderson LLP's ceasing of operations, the Registrant has been unable to obtain Arthur Andersen LLP's written consent to the incorporation by reference into this Registration Statement of Arthur Andersen LLP's reports on the Company's consolidated financial statements and related financial statement schedules for each of the two years ended December 31, 2001.

        Accordingly, the Company has omitted Arthur Andersen LLP's consent in reliance upon Rule 437a under the Securities Act of 1933, which permits the Company to dispense with the requirement to file the written consent of Arthur Andersen LLP under the circumstances.

        Arthur Andersen LLP has not consented to the incorporation of their reports in this Registration Statement. Therefore, with respect to transactions in the Company's securities pursuant to this Registration Statements, Arthur Andersen LLP will not have any liability under
Section 11(a) of the Securities Act of 1933 for any untrue statements of a material fact contained in the Company's consolidated financial statements audited by Arthur Andersen LLP or for any omission to state a material fact required to be stated in those consolidated financial statements and thus no claim could be asserted against Arthur Andersen LLP under Section 11(a) of the Securities Act. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Arthur Andersen's original audit report as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.

Item 4. Description of Securities.

        Not applicable.  See filings listed in Item 3 above.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        The Registrant is incorporated under the Wisconsin Business Corporation Law ("WBCL"). Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant. In all other cases, the Registrant is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of the Registrant, unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.
Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant's articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.

        Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

        Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

        Under Section 180.0833 of the WBCL, directors of the Registrant against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which they assented are entitled to contribution from other directors who assented to such distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.

        Article VIII of the Registrant's Bylaws contains provisions that generally parallel the indemnification provisions of the WBCL. Directors and officers of the Registrant are also covered by directors' and officers' liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.

Item 7. Exemption From Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        See Exhibit Index following the Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

        (a)     The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i)     To include any prospectus required by
                                Section 10(a)(3) of the Securities Act of
                                1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h) Reference is made to the indemnification provisions described in Item 6 of this Registration Statement.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on June 9, 2003.

                                    THE ZIEGLER COMPANIES, INC.


                                    By:  /s/ John J. Mulherin
                                         John J. Mulherin
                                         President and Chief Executive Officer

                              POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John J. Mulherin, Gary P. Engle and
S. Charles O'Meara and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.*



              Signature                                  Title

/s/ John J. Mulherin                 President and Chief Executive Officer;
John J. Mulherin                     Director
                                     (Principal Executive Officer)


/s/ Gary P. Engle                    Senior Vice President,
Gary P. Engle                        Chief Administrative Officer and
                                     Chief Financial Officer
                                     (Principal Financial Officer)


/s/ Jeffrey C. Vredenbregt           Vice President, Treasurer and Controller
Jeffrey C. Vredenbregt               (Principal Accounting Officer)


/s/ Peter R. Kellogg                 Director and Chairman of the Board of
Peter R. Kellogg                     Directors


/s/ Donald A. Carlson, Jr.           Director and Senior Managing Director -
Donald A. Carlson, Jr.               Capital Markets Group


/s/ John C. Frueh                    Director
John C. Frueh

/s/ Gerald J. Gagner                 Director
Gerald J. Gagner


/s/ Belverd E. Needles, Jr.          Director
Belverd E. Needles, Jr.


/s/ Bernard C. Ziegler III           Director
Bernard C. Ziegler III


_________________

*Each of the above signatures is affixed as of June 9, 2003.

                         THE ZIEGLER COMPANIES, INC.
                              (the "Registrant")
                        (Commission File No. 1-10854)

                                EXHIBIT INDEX
                                      TO
                       FORM S-8 REGISTRATION STATEMENT


Exhibit                                   Incorporated Herein       Filed
Number            Description               by Reference To        Herewith

 4.1        Articles of Incorporation     Exhibit C to the
            of Registrant                 Registrant's Proxy
                                          Statement dated
                                          March 8, 1993

 4.2        By-Laws of Registrant         Exhibit 3.2 to the
                                          Registrant's Form 10-K
                                          for the fiscal year
                                          ended December 31, 2002

 4.3        Registrant's Mandatory                                     X
            Deferred Bonus Plan

 4.4        Registrant's Voluntary                                     X
            Deferred Bonus Plan


 5          Opinion of Quarles &                                       X
            Brady LLP

23.1        Consent of KPMG LLP                                        X

23.2        Notice Regarding Consent                                   X
            of Arthur Andersen LLP

23.3        Consent of Quarles &                                  Contained
            Brady LLP                                             in Exhibit 5

24          Power of Attorney                                     Contained in
                                                                  Signatures
                                                                  page to this
                                                                  Registration
                                                                  Statement


                                   E-1